Filed Pursuant to Rule 424(b)(7)
Registration Statement No. 333-232580

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Class A common stock, par value $0.01 per share	10,005,000	$11.04	$110,455,200	$12,050.66

(1)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), based on the average of the high and low prices of the securities on February 9, 2021, as reported on the New York Stock Exchange.

(2)

Calculated in accordance with Rule 457(r) under the Securities Act. This “Calculation of Registration Fee” table shall be deemed to update the same table in the registrant’s Registration Statement on Form S-3 (File No. 333-232580) in accordance with Rules 456(b) and 457(r) under the Securities Act.

PROSPECTUS SUPPLEMENT

To Prospectus dated July 8, 2019

8,700,000 Shares

Liberty Oilfield Services Inc.

Class A Common Stock

R/C Energy IV Direct Partnership, L.P. and R/C IV Liberty Holdings, L.P., affiliates of Riverstone Holdings, LLC (collectively, the “selling stockholders”), are offering 8,700,000 shares of Class A common stock, $0.01 par value per share (the “Class A Common Stock”), of Liberty Oilfield Services Inc. We will not receive any proceeds from the sale of shares by the selling stockholders.

Our Class A Common Stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “LBRT.” The last reported sale price of our Class A Common Stock on February 8, 2021 was $12.28 per share.

Investing in our Class A Common Stock involves risks. See “Risk Factors” beginning on page S-3 of this prospectus supplement, page 3 of the accompanying base prospectus, page 15 of our Annual Report on Form 10-K for the year ended December 31, 2019 and pages 27, 30, and 31 of our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2020, June 30, 2020 and September 30, 2020, respectively, to read about factors you should consider before buying shares of our Class A Common Stock.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying base prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Price to public	$11.45	$99,615,000
Underwriting discount(1)	$0.21	$1,827,000
Proceeds, before expenses, to the selling stockholders	$11.24	$97,788,000

(1)	For additional underwriting compensation information, see “Underwriting.”

The selling stockholders have granted the underwriter an option to purchase up to an additional 1,305,000 shares of Class A Common Stock from the selling stockholders at the public offering price less underwriting discounts and commissions.

The underwriter expects to deliver the shares of Class A Common Stock on or about February 11, 2021.

Morgan Stanley

Prospectus Supplement dated February 8, 2021

Prospectus Supplement

Prospectus

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying base prospectus. The second part is the accompanying base prospectus, which, among other things, gives more general information, some of which may not apply to this offering. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying base prospectus, the information in this prospectus supplement controls. Before you invest in our Class A Common Stock, you should carefully read this prospectus supplement, along with the accompanying base prospectus, in addition to the information contained in the documents we refer to under the headings “Information Incorporated by Reference” and “Where You Can Find More Information” in this prospectus supplement and the accompanying base prospectus.

We expect delivery of the shares of Class A Common Stock will be made against payment therefor on or about February 11, 2021, which is the third business day following the date of pricing of the shares (such settlement being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the shares of Class A Common Stock more than two business days prior to the scheduled settlement date will be required, by virtue of the fact that the shares initially will settle in T+3, to specify an alternative settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the shares of Class A Common Stock who wish to trade the shares prior to their date of delivery hereunder should consult their own advisors.

Except as otherwise indicated or required by the context, all references in this prospectus supplement to the “Company,” “we,” “us” or “our” refer to Liberty Oilfield Services Inc. and its consolidated subsidiaries. References in this prospectus supplement to the “selling stockholders” refer to the entities identified as selling stockholders in “Selling Stockholders.” References in this prospectus supplement to “Liberty LLC” refer to Liberty Oilfield Services New HoldCo LLC. References in this prospectus supplement to “Schlumberger” refer to, collectively, Schlumberger Technology Corporation and Schlumberger Canada Limited.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying base prospectus or any “free writing prospectus” we may authorize to be delivered to you. Neither we nor the underwriter has authorized anyone to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy our Class A Common Stock in any jurisdiction where such offer or any sale would be unlawful. You should not assume that the information contained in this prospectus supplement, the accompanying base prospectus or any free writing prospectus is accurate as of any date other than the dates shown in these documents or any information that we have incorporated by reference is accurate as of any date other than the date of such information. Our business, financial condition, results of operations and prospects may have changed since such dates. If any statement in one of those documents is inconsistent with a statement in another document having a later date, for example, a document incorporated by reference in this prospectus supplement or the accompanying base prospectus, the statement in the document having the later date modifies or supersedes the earlier statement.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and certain other communications made by us contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act, including statements about our growth, expected performance, future operating results, oil and natural gas demand and prices, future global economic conditions, improvements in operating procedures and technology, the business strategies of our customers, in addition to other estimates and beliefs. For this purpose, any statement that is not a statement of historical fact should be considered a forward-looking statement. We may use the words “believe,” “anticipate,” “plan,” “expect,” “intend,” “may,” “will,” “should” and similar expressions to help identify forward-looking statements. We cannot assure you that our assumptions and expectations will prove to be correct. Important factors could cause our actual results to differ materially from those indicated or implied by forward-looking statements. We undertake no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise and readers should not rely on the forward-looking statements as representing the Company’s views as of any date subsequent to the date of this prospectus supplement. These forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events.

Forward-looking statements may include statements about:

•	the benefits of the OneStim Acquisition (as defined below);

•	the future operational and financial performance of the Company following the OneStim Acquisition, including our ability to integrate the business of OneStim (as defined below) with our Company;

•	our business strategy;

•	demand for services in our industry;

•

the severity and duration relating to the impacts of the novel strain of the coronavirus (“COVID-19”) pandemic and related economic repercussions on our business, operations and personnel and the resulting severe disruption in the oil and gas industry and negative impact on demand for oil and gas, which is negatively impacting our business;

•

operational challenges relating to the COVID-19 pandemic and efforts to mitigate the spread of the virus, including logistical challenges, protecting the health and well-being of our employees, remote work arrangements, performance of contracts and supply chain disruptions;

•	our operating cash flows, the availability of capital and our liquidity;

•	our future revenue, income and operating performance;

•	our ability to sustain and improve our utilization, revenue and margins;

•	our ability to maintain acceptable pricing for our services;

•	our future capital expenditures;

•

the level of capital spending by oil and gas companies, including significant recent reductions in capital expenditures by oil and gas producers in response to commodity prices and dramatically reduced demand;

•	our ability to finance equipment, working capital and capital expenditures;

•	competition and government regulations;

•	our ability to obtain permits and governmental approvals;

•	pending legal or environmental matters;

•	trends and volatility in oil and natural gas prices, and our ability to manage through such volatility;

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•	acquisitions, including the effects of the OneStim Acquisition on us;

•	general economic conditions;

•	credit markets;

•	our ability to successfully develop our research and technology capabilities and implement technological developments and enhancements;

•	our ability to retain key personnel;

•	uncertainty regarding our future operating results;

•	return of capital to stockholders;

•	plans, objectives, expectations and intentions contained in this prospectus supplement that are not historical; and

•	additional risks described in our filings with the SEC.

We caution you that these forward-looking statements are subject to risks and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks include, but are not limited to, decline in demand for our services, the cyclical nature and volatility of the oil and natural gas industry, a decline in, or substantial volatility of, crude oil and natural gas commodity prices, environmental risks, regulatory changes, the inability to comply with the financial and other covenants and metrics in our credit facilities, cash flow and access to capital, the timing of development expenditures and the other risks described under the heading “Risk Factors” in the accompanying base prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2019 and Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2020, June 30, 2020 and September 30, 2020, which are incorporated by reference in this prospectus supplement.

All forward-looking statements, expressed or implied, included in this prospectus supplement are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.

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PROSPECTUS SUPPLEMENT SUMMARY

The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information and financial statements (including the accompanying notes) incorporated by reference in this prospectus supplement and the accompanying base prospectus. The information in this prospectus supplement assumes, unless otherwise indicated, that the underwriter does not exercise its option to purchase additional shares of Class A Common Stock from the selling stockholders.

Overview

We are an independent provider of hydraulic fracturing services to onshore oil and natural gas exploration and production companies in the United States and Canada. In the United States, we provide our services primarily in the Permian Basin, the Eagle Ford Shale, the Denver-Julesburg Basin, the Williston Basin, the San Juan Basin, the Haynesville Shale, the South Central Oklahoma Oil Province, the Sooner Trend Anadarko Canadian Kingfisher, the Utica Shale, the Marcellus Shale and the Powder River Basin. In Canada, we provide our services in the Western Canadian Sedimentary Basin.

Principal Executive Offices

Our principal executive offices are located at 950 17th Street, Suite 2400, Denver, Colorado 80202, and our telephone number at that address is (303) 515-2800. Our website address is www.libertyfrac.com. Information contained on our website does not constitute part of this prospectus supplement.

Recent Developments

OneStim Acquisition

On December 31, 2020, we completed the previously announced transactions contemplated by that certain Master Transaction Agreement, dated as of August 31, 2020, whereby we acquired Schlumberger’s onshore hydraulic fracturing business in the United States and Canada, respectively, including its pressure pumping, pumpdown perforating and Permian frac sand businesses (“OneStim”) in exchange for 66,326,134 shares of Class A Common Stock (the “OneStim Acquisition”).

Full Year 2020 Results

On February 4, 2021, the Company announced its financial and operational results for the fourth quarter of 2020 and year ended December 31, 2020. For the year ended December 31, 2020, we had revenue of approximately $965.8 million, net loss of approximately $160.7 million, and net loss per share of $1.36. Net loss is calculated by including both the controlling and non-controlling interests, while net loss per share is calculated on net loss attributable only to Liberty Oilfield Services Inc.

The above preliminary financial data represent a preliminary estimate as of the date of the earnings release and may be revised in our Annual Report on Form 10-K for the year ended December 31, 2020.

The above preliminary financial data included in this prospectus supplement has been prepared by and is the responsibility of our management. Deloitte & Touche LLP, the Company’s independent public accountant, has not audited, reviewed, compiled or performed any procedures with respect to the accompanying preliminary financial data. Accordingly, Deloitte & Touche LLP does not express an opinion or any other form of assurance with respect thereto.

The Offering

Selling Stockholders	R/C Energy IV Direct Partnership, L.P. and R/C IV Liberty Holdings, L.P.

Class A Common Stock Offered by the Selling Stockholders	8,700,000 shares (10,005,000 shares, if the underwriter exercises its option to purchase additional shares in full).

Underwriter’s Option	The selling stockholders have granted the underwriter an option to purchase up to an additional 1,305,000 shares of Class A Common Stock within 30 days of the date of the underwriting agreement at the public offering price less underwriting discounts and commissions.

Common Stock Outstanding after this Offering	165,068,515 shares of Class A Common Stock (165,980,192 shares of Class A Common Stock if the underwriter exercises its option to purchase additional shares in full).

14,472,440 shares of Class B Common Stock (13,560,763 shares of Class B Common Stock if the underwriter exercises its option to purchase additional shares in full).

Use of Proceeds	The selling stockholders will receive all of the net proceeds from the sale of the shares of our Class A Common Stock in this offering. We will not receive any of the proceeds from the sale of shares of our Class A Common Stock by the selling stockholders. See “Use of Proceeds.”

Dividend Policy	We paid quarterly cash dividends of $0.05 per share of our Class A Common Stock on March 20, 2020 to stockholders of record as of March 6, 2020. On April 2, 2020, we suspended future quarterly dividends until business conditions warrant reinstatement. Any future decisions to pay dividends on our Class A Common Stock will be at the discretion of our board of directors and will depend on the business conditions, results of operations, financial condition, terms of our debt agreements and other factors that the board of directors may deem relevant. See “Dividend Policy.”

NYSE Symbol	“LBRT.”

Risk Factors	Investing in our Class A Common Stock involves risks. For a discussion of certain risks you should consider before investing in our Class A Common Stock, see “Risk Factors” beginning on page S-3 of this prospectus supplement, page 3 of the accompanying base prospectus, page 15 of our Annual Report on Form 10-K for the year ended December 31, 2019 and pages 27, 30 and 31 of our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2020, June 30, 2020 and September 30, 2020, respectively.

RISK FACTORS

The shares of our Class A Common Stock offered by this prospectus supplement and the accompanying base prospectus involve a high degree of risk. You should read carefully the risks and uncertainties described in this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference herein, including the discussion of the material risks relating to an investment in our Class A Common Stock beginning on page 3 of the accompanying base prospectus, as well as those discussed under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019 and Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2020, June 30, 2020 and September 30, 2020.

Risks Relating to OneStim’s Business

The sand mining operations are subject to a number of risks relating to the proppant industry.

In connection with the OneStim Acquisition, we acquired two state-of-the-art sand mines in the Permian Basin. Sand mining operations are subject to risks normally encountered in the proppant industry. These risks include, among others:

•	inability to obtain necessary production equipment or replacement parts;

•	natural disasters or inclement or hazardous weather conditions, including, but not limited to, cold weather, flooding, tornadoes and the physical impacts of climate change;

•	unanticipated ground, grade or water conditions;

•	inability to acquire or maintain, or public or nongovernmental organization opposition to, necessary permits for mining, access or water rights;

•

our ability to timely obtain necessary authorizations, approvals and permits from regulatory agencies (including environmental agencies, such as the U.S. Fish and Wildlife Service agency (“USFWS”), where our operations in West Texas may be slowed, limited or halted due to conservation efforts targeted at the habitat of the dunes sagebrush lizard) on terms acceptable to us;

•	labor disputes;

•	technical difficulties or failures;

•	pit wall or pond failures, and sluffing events;

•	environmental hazards and costs associated with environmental compliance or as a result of unauthorized releases into the environment;

•	restrictions imposed on our operations related to the protection of natural resources, including plant and animal species;

•	industrial accidents;

•	reduction in the amount of water available for processing;

•	changes in the price and availability of natural gas, diesel fuel or electricity that we use as fuel sources at our frac sand facilities;

•	fires, explosions, chemical mishandling or other accidents;

•	facility suspensions or shutdowns in response to environmental regulatory actions; and

•	on-site or off-site trucking accidents or other disruption to trucking service.

Any of these risks could result in damage to, or destruction of, the mining properties or frac sand facilities, personal injury, loss of life, environmental contamination or damage, delays, limitations or cancellations in mining or processing activities, losses or possible legal liability. Any prolonged downtime or shutdowns at the mining properties or frac sand facilities could have a material adverse effect on our business, financial condition and results of operations.

Silica-related legislation, health issues and litigation could have a material adverse effect on our business, reputation or results of operations.

We are subject to laws and regulations relating to human exposure to crystalline silica. Historically, our environmental compliance costs with respect to existing crystalline silica requirements have not had a material adverse effect on our results of operations; however, federal regulatory authorities and analogous state agencies may continue to propose changes in their regulations regarding workplace exposure to crystalline silica, such as permissible exposure limits and required controls and personal protective equipment. We may not be able to comply with any new laws and regulations that are adopted, and any new laws and regulations could have a material adverse effect on our operating results by requiring us to modify or cease our operations.

In addition, the inhalation of respirable crystalline silica is associated with the lung disease silicosis. There is evidence of an association between crystalline silica exposure or silicosis and lung cancer and a possible association with other diseases, including immune system disorders such as scleroderma. These health risks have been, and may continue to be, a significant issue confronting the hydraulic fracturing industry. Concerns over silicosis and other potential adverse health effects, as well as concerns regarding potential liability from the use of hydraulic fracture sand, may have the effect of discouraging our customers’ use of our hydraulic fracture sand. The actual or perceived health risks of handling hydraulic fracture sand could materially and adversely affect hydraulic fracturing service providers, including us, through reduced use of hydraulic fracture sand, the threat of product liability or employee lawsuits, increased scrutiny by federal, state and local regulatory authorities of us and our customers or reduced financing sources available to the hydraulic fracturing industry. Furthermore, we may incur additional costs with respect to purchasing specialized equipment designed to reduce exposure to crystalline silica in connection with our operations or invest capital in new equipment.

The occurrence of explosive incidents could disrupt our operations and could adversely affect our business, financial condition and results of operations.

The wireline service we provide to oil and natural gas exploration and production (“E&P”) customers involve the storage and handling of explosive materials. Despite the use of specialized facilities to store explosive materials and intensive employee training programs, the handling of explosive materials could result in incidents that temporarily shut down or otherwise disrupt our or E&P customers’ operations or could cause restrictions, delays or cancellations in the delivery of services. It is possible that an explosion could result in death or significant injuries to employees and other persons. Material property damage to us, E&P customers and third parties could also occur. Any explosive incident could expose us to adverse publicity or liability for damages or cause production restrictions, delays or cancellations, any of which developments could have a material adverse effect on our ability to compete, business, financial condition and results of operations.

We are subject to the Federal Mine Safety and Health Act of 1977, which imposes stringent health and safety standards on numerous aspects of its operations.

Our operations are subject to the Federal Mine Safety and Health Act of 1977, as amended by the Mine Improvement and New Emergency Response Act of 2006, which imposes stringent health and safety standards on numerous aspects of mineral extraction and processing operations, including the training of personnel, operating procedures, operating equipment, and other matters. Our failure to comply with such standards, or changes in such standards or the re-interpretation or more stringent enforcement thereof, could have a material adverse effect on our business and financial condition or otherwise impose significant restrictions on its ability to conduct mineral extraction and processing operations.

Following the OneStim Acquisition, we expanded our operations to Canada and may be subject to increased business and economic risks that could harm our business.

The Company has historically owned and operated its assets exclusively within the United States. In connection with the OneStim Acquisition, we acquired certain Canadian assets and liabilities, which not only marked our entry into Canada as a new geographical territory, but an international market where we have limited or no experience in owning and operating assets and providing our services. If we fail to manage our operations in Canada successfully, our business may suffer. We are subject to a variety of risks inherent in doing business internationally, including:

•	risks related to the legal and regulatory environment in foreign jurisdictions and unexpected changes in laws, regulatory requirements and enforcement;

•	fluctuations in currency exchange rates;

•	complying with multiple tax jurisdictions;

•	difficulties in staffing and managing international operations and the increased travel, infrastructure and compliance costs associated with international locations and employees;

•	regulations that might add difficulties in repatriating cash earned outside the United States and otherwise preventing us from freely moving cash;

•	complying with statutory equity requirements; and

•	complying with the U.S. Foreign Corrupt Practices Act and similar laws in Canada.

If we are unable to manage the complexity of our international operations successfully, our business could be seriously harmed.

Our operations in Canada could subject us to currency translation risk, which could cause our results of operations and financial condition to fluctuate significantly from period to period.

A portion of our revenue may be derived from our activities and operations in Canada. Because we translate the results of operations and financial condition of its Canadian operations into U.S. dollars, our reported results of operations and financial condition are subject to changes in the exchange rate between the two currencies. Fluctuations in foreign currency exchange rates could affect our revenue, expenses and operating margins, and if we decide to further expand our international operations, we will become more exposed to the effects of fluctuations in currency exchange rates. Currently, we do not hedge our exposure to changes in foreign exchange rates.

Risks Related to the TRAs

The Company is required to make payments under the TRAs for certain tax benefits that it may claim, and the amounts of such payments could be significant.

In connection with the Company’s initial public offering (the “IPO”), on January 17, 2018, the Company entered into two Tax Receivable Agreements (the “TRAs”) with R/C Energy IV Direct Partnership, L.P. and the then-existing owners of Liberty Oilfield Services Holdings LLC that continued to own units in Liberty Oilfield Services New HoldCo LLC (the “Legacy Owners” and each such person and any permitted transferee, a “TRA Holder”). The TRAs generally provide for the payment by the Company to each TRA Holder of 85% of the net cash savings, if any, in U.S. federal, state and local income tax and franchise tax (computed using simplifying assumptions to address the impact of state and local taxes) that the Company actually realizes (or is deemed to realize in certain circumstances) as a result of certain increases in tax basis, net operating losses available to the Company as a result of the corporate reorganization performed in connection with the IPO, and certain benefits attributable to imputed interest. The Company will retain the benefit of the remaining 15% of these cash savings.

The Company is a holding company and has no material assets other than its equity interest in Liberty LLC. Because the Company has no independent means of generating revenue, its ability to make payments under the TRAs is dependent on the ability of Liberty LLC to make distributions to the Company in an amount sufficient to cover its obligations under the TRAs. To the extent that the Company is unable to make payments under the TRAs for any reason, such payments will be deferred and will accrue interest until paid.

The term of each of the TRAs continues until all tax benefits that are subject to such TRAs have been utilized or expired, unless the Company experiences a change of control (as defined in the TRAs, which includes certain mergers, asset sales and other forms of business combinations) or the TRAs are terminated early (at the Company’s election or as a result of its breach), and the Company makes the termination payments specified in such TRAs. In addition, payments the Company makes under the TRAs will be increased by any interest earned from the due date (without extensions) of the corresponding tax return. Payments under the TRAs commenced in 2020 and so long as the TRAs are not terminated, are anticipated to continue for 15 years after the date of the last redemption of the units of Liberty LLC.

In certain cases, if the Company experiences a change of control (as defined under the TRAs, which includes certain mergers, asset sales and other forms of business combinations) or the TRAs terminate early (at the Company’s election or as a result of its breach), the Company would be required to make a substantial, immediate lump-sum payment, and such payment may be significantly in advance of, and may materially exceed, the actual realization, if any, of the future tax benefits to which the payment relates. As a result, the Company’s obligations under the TRAs could have a substantial negative impact on its liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, or other forms of business combinations or changes of control. There can be no assurance that we will be able to finance our obligations under the TRAs. Furthermore, as a result of this payment obligation, holders of our Class A Common Stock could receive substantially less consideration in connection with a change of control transaction than they would receive in the absence of such obligation. Since our payment obligations under the TRAs will not be conditioned upon the TRA Holders’ having a continued interest in the Company or Liberty LLC, the TRA Holders’ interests may conflict with those of the holders of our Class A Common Stock.

Payments under the TRAs are based on the tax reporting positions that we will determine. The TRA Holders will not reimburse us for any payments previously made under the TRAs if any tax benefits that have given rise to payments under the TRAs are subsequently disallowed, except that excess payments made to any TRA Holder will be netted against payments that would otherwise be made to such TRA Holder, if any, after our determination of such excess. As a result, in such circumstances, the Company could make payments that are greater than its actual cash tax savings, if any, and may not be able to recoup those payments, which could adversely affect the Company’s liquidity. Furthermore, the payments under the TRAs will not be conditioned upon a holder of rights under each of the TRAs having a continued ownership interest in the Company or Liberty LLC.

Risks Related to Legal Matters and Regulation

The federal Endangered Species Act (“ESA”) and Migratory Bird Treaty Act (“MBTA”) and other restrictions intended to protect certain species of wildlife govern our and our customers’ operations and additional restrictions may be imposed in the future, which constraints could have an adverse impact on operations.

Our mining operations and the oil and natural gas operations of our customers could be adversely affected by seasonal or permanent restrictions on drilling activities designed to protect various wildlife and their habitats, which may limit our ability to operate in protected areas or areas that may become protected in the future. Permanent restrictions imposed to protect endangered species could prohibit drilling in certain areas or require the implementation of expensive mitigation measures.

The ESA restricts activities that may result in a “take” of endangered or threatened species and provides for substantial penalties in cases where listed species are taken by being harmed. Harm under the ESA includes acts that actually kill or injure wildlife as well as significant habitat modification or degradation that significantly impairs essential behavioral patterns, including breeding, feeding or sheltering. Take prohibitions also protect migratory birds under the MBTA.

The dunes sagebrush lizard is one example of a species that, if listed as endangered or threatened under the ESA, could impact our operations and the operations of our customers. The dunes sagebrush lizard is found in the active and semi-stable shinnery oak dunes of southeastern New Mexico and adjacent portions of Texas, including areas where our customers operate and our frac sand facilities are located. The USFWS is currently reviewing a petition from the Center for Biological Diversity and the Defenders of Wildlife to list the dunes sagebrush lizard as endangered or threatened under the ESA, and on July 16, 2020, issued a 90-day finding that the petition presents substantial information that listing may be warranted and the agency will conduct a more thorough review to determine whether listing may be warranted. If the dunes sagebrush lizard is listed as an endangered or threatened species, our operations and the operations of our customers in any area that is designated as the dunes sagebrush lizard’s habitat may be limited, delayed or, in some circumstances, prohibited, and we and our customers could be required to comply with expensive mitigation measures intended to protect the dunes sagebrush lizard and its habitat.

The USFWS has approved several Enhancement of Survival Permits that allow operations in designated habitats to continue if the dunes sagebrush lizard is listed provided that qualification criteria and conservation measures required by such permits are met. One such permit is referred to as the Texas Conservation Plan (“TCP”). The TCP was developed as a voluntary conservation plan for the dunes sagebrush lizard by the Texas Comptroller, which served as the permit holder until the transfer of the TCP to a new permit holder in October 2020. The USFWS issued a second permit, a Candidate Conservation Agreement with Assurances (“CCAA”), for operations in Texas that may affect the dunes sagebrush lizard in January 2021. The permits cover incidental “take” of the dunes sagebrush lizard associated with oil and gas exploration and development, sand mining, renewable energy development and operations, pipeline construction and operations, local government activities, agricultural activities, and general construction activities within the CCAA permit area that could affect suitable habitat. Enrollment in either permit by us our any of our customers could result in new or more stringent conservation measures or land, water, or resource use restrictions beyond the measures and restrictions that we or our customers are currently required to comply with. Moreover, the Biden Administration may want to further review or reconsider these actions. The issuance of more stringent conservation measures or land, water, or resource use restrictions could result in operational delays and decreased production and revenue for us as well as our customers.

Furthermore, to the extent species are listed under the ESA or similar state laws, or are protected under the MBTA, or previously unprotected species are designated as threatened or endangered in areas where we or our customers operate, we could experience increased costs arising from species protection measures and delays or limitations in our or our customers’ performance of operations, which could adversely affect or reduce demand for our frac sand.

Federal, state and local legislative and regulatory initiatives relating to hydraulic fracturing as well as governmental reviews and investment practices for such activities may serve to limit future oil and natural gas exploration and production activities and could have a material adverse effect on our results of operations and business.

Currently, hydraulic fracturing is generally exempt from federal regulation under the Safe Drinking Water Act Underground Injection Control (the “SDWA UIC”) program and is typically regulated by state oil and gas commissions or similar state agencies but the practice continues to attract considerable public, scientific and governmental attention in certain parts of the country, resulting in increased scrutiny and regulation, including by federal agencies who have conducted investigations or asserted regulatory authority over certain aspects of the process. For example, in late 2016, the Environmental Protection Agency (the “EPA”) released its final report on the potential impacts of hydraulic fracturing on drinking water resources, concluding that “water cycle” activities associated with hydraulic fracturing may impact drinking water resources under certain circumstances. Additionally, the EPA has asserted regulatory authority pursuant to the SDWA UIC program over hydraulic fracturing activities involving the use of diesel fuel in the fracturing fluid and issued guidance covering such activities, and has published an Advance Notice of Proposed Rulemaking regarding Toxic Substances Control Act reporting of the chemical substances and mixtures used in hydraulic fracturing. Moreover, in 2016, the EPA published an effluent limitation guideline final rule prohibiting the discharge of produced water from onshore unconventional oil and natural gas extraction facilities to publicly owned wastewater treatment plants. In addition, the U.S. Bureau of Land Management (the “BLM”) under the Obama Administration published a final rule in 2015 that established new or more stringent standards relating to hydraulic fracturing on federal and Native American lands, but the BLM rescinded the 2015 rule in late 2017 and that agency decision to rescind the rule was upheld by a federal trial court in March 2020. That rescission is currently on appeal to the U.S. Court of Appeals for the Ninth Circuit. The BLM under the Obama Administration also adopted a rule in 2016 addressing the loss of natural gas from oil and gas operations through venting, flaring and leaks but the BLM under the Trump Administration published a final rule rescinding the 2016 final rule in late 2018. Since that time, litigation challenging the BLM’s 2016 final rule and the 2018 final rule has resulted in rescission in federal courts of both the 2016 rule and the 2018 final rule but appeals of one or both of those decisions are expected.

The EPA has likewise adopted rules on the capture of methane and VOC emissions released during oil and natural gas activities, including hydraulic fracturing. In recent years, those rules have been the subject of ongoing legal challenges. In 2016, the EPA under the Obama Administration published a final rule under the Clean Air Act establishing performance standards for those emissions but since that time the EPA under the Trump Administration has taken several steps to delay implementation of the rule, including issuance of a final rule in September 2020 that amended the 2016 rule by removing the transmission and storage segments from the scope of the rule, rescinding the VOC and methane emissions standards for those segments, and rescinding methane emissions standards for the production and processing segments. Those amendments were immediately challenged in separate lawsuits brought by states and environmental organizations, which have been consolidated in the U.S. Court of Appeals for the D.C. Circuit. Notwithstanding these legal challenges, President Biden issued an executive order on January 20, 2021 that, among other things, called for issuance of proposed rules by no later than September 2021 that would restore Obama-era rules for methane standards applicable to new, modified, and reconstructed sources by suspending, revising or rescinding the EPA’s September 2020 final rule and establish new methane and volatile organic compound standards applicable to existing oil and gas operations, including the production, transmission, processing and storage segments.

In addition to federal regulatory actions, from time to time legislation has been introduced, but not enacted, in Congress to provide for federal regulation of hydraulic fracturing and to require disclosure of the chemicals used in the hydraulic fracturing process. It is unclear whether legislation will be introduced in the new 117th Congress that commenced in January 2021, whether as part of legislation to address climate change or otherwise, that seeks to restrict or impose conditions on hydraulic fracturing activities and what the prospects would be for any such legislation in light of the makeup of the 117th Congress.

It remains to be seen how the incoming Biden Administration will address hydraulic fracturing and broader issues related to oil and gas development. The new Administration is expected to place significant emphasis on steps to address climate change. Although the U.S. had withdrawn on November 4, 2020 from the non-binding Paris Agreement, which requested that nations limit their greenhouse gas emissions through individually-determined reduction goals every five years after 2020 Paris Agreement, President Biden issued an executive order on January 20, 2021 recommitting the United States to the Paris Agreement. With the United States recommitting to the Paris Agreement, executive orders may be issued or federal legislation or regulatory initiatives may be adopted to achieve the agreement’s goals, which could include additional restrictions on hydraulic fracturing or related oil and gas development activities. Additionally, on January 20, 2021, the Acting Secretary of the U.S. Department of the Interior issued an order, effective immediately, that effectively suspends new oil and gas leases and drilling permits on non-Indian federal lands and waters for a period of 60 days, but the suspension does not limit existing operations under valid leases. On January 27, 2021, President Biden issued an executive order that, among other things, ordered the Secretary of the Interior to pause, to the extent consistent with applicable law, the issuance of new oil and gas leases on federal public lands and offshore waters pending completion of a comprehensive review and reconsideration of federal oil and gas permitting and leasing practices that take into consideration potential climate and other impacts associated with oil and gas activities on such lands and waters. Existing leases are unaffected by this order and a White House fact sheet indicates that the order will not directly affect Indian lands held by the U.S. in trust for Tribes. This January 27, 2021 order further directs applicable agencies to identify fossil fuel subsidies provided by their respective agencies and subsequently take measures to ensure, to the extent consistent with applicable law, that federal funding is not directly subsidizing fossil fuels, with a further objective of eliminating fossil fuel subsidies from federal budget requests beginning in federal Fiscal Year 2022. In response, one industry group has already challenged the order in a federal court in Wyoming for “indefinitely suspending the federal oil and gas leasing program.” To the extent that our operations or the operations of our customers in certain areas of the U.S. are restricted, delayed for varying lengths of time or cancelled, such developments may significantly reduce demand for our services and have a material adverse effect on our results of operations and financial condition. It remains to be seen whether or to what extent the Biden Administration will pursue legislation, additional executive actions, regulations or other regulatory initiatives to limit, delay or prohibit hydraulic fracturing or other aspects of oil and gas development including, for example, by seeking to reinstate some of the regulations that were rescinded under the Trump Administration. In the event that new federal restrictions, delays or prohibitions relating to the hydraulic fracturing process are adopted in areas where we or our customers conduct business, we or our customers may incur additional costs or permitting requirements to comply with such federal requirements that may be significant and, in the case of our customers, also could result in added restrictions, delays or curtailments in the pursuit of exploration, development, or production activities, which would in turn reduce the demand for our services.

Moreover, many states and local governments have adopted, and other governmental entities may in the future adopt, regulations that impose more stringent permitting, disclosure and well-construction requirements on hydraulic fracturing operations, including states where we or our customers operate. Texas, Colorado and North Dakota, among other states, have adopted regulations that impose new or more stringent permitting, disclosure, disposal, and well construction requirements on hydraulic fracturing operations. States could also elect to place prohibitions on hydraulic fracturing, as several states have already done.

In addition, some states have adopted broader sets of requirements related to oil and gas development more generally that could impact hydraulic fracturing activities. For example, in 2019 the Colorado legislature adopted SB 19-181, which amended the mandate of the Colorado Oil and Gas Conservation Commission to place greater emphasis on protection of human health and the environment while also giving greater regulatory authority to local jurisdictions. The COGCC has now modified its rules for oil and gas production in many respects to address the requirements of the legislation, adopting among other things increased setback requirements and provisions for assessing alternative sites for well pads to minimize environmental impacts. Local land use restrictions, such as city ordinances, may also restrict drilling in general and/or hydraulic fracturing in particular. Environmental groups, local citizens groups and others continue to seek to use a variety of means – such as the ballot initiative process in Colorado – to force action on additional restrictions on hydraulic fracturing and oil and gas development generally.

A theme of avoiding or limiting investment in companies that engage in hydraulic fracturing has entered into capital markets. For example, in July 2020, Deutsche Bank announced that it would no longer finance oil and gas projects that use hydraulic fracturing in countries with scarce water supplies. Moreover, BlackRock, one of the largest asset managers in the world, recently affirmed its commitment to divest from investments in fossil fuels due to concerns over climate change. While a substantial number of major banks and financing sources remain active in investments related to hydraulic fracturing, the investment avoidance or limitation theme could expand in the future and restrict access to capital for companies like us.

Increased regulation and attention given to the hydraulic fracturing process could lead to greater opposition to, and litigation concerning, oil and natural gas production activities using hydraulic fracturing techniques.

Additional legislation or regulation could also lead to operational delays for our customers or increased operating costs in the production of oil and natural gas, including from the developing shale plays, or could make it more difficult for us and our customers to perform hydraulic fracturing. The adoption of any additional laws or regulations regarding hydraulic fracturing or a furtherance of themes of investment avoidance or limitation in hydraulic fracturing could potentially cause a decrease in the completion of new oil and natural gas wells and an associated decrease in demand for our services and increased compliance costs and time. Such a decrease could have a material adverse effect on our liquidity, consolidated results of operations, and consolidated financial condition. Moreover, the increased competitiveness of alternative energy sources (such as wind, solar, geothermal, tidal and biofuels) or increased focus on reducing the use of combustion engines in transportation (such as governmental mandates that ban the sale of new gasoline-powered automobiles) could reduce demand for hydrocarbons and therefore for our services, which would lead to a reduction in our revenues.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of our Class A Common Stock by the selling stockholders identified in this prospectus supplement. The selling stockholders will receive all of the net proceeds from the sale of these shares. See “Selling Stockholders.”

We will pay all expenses in connection with the offering of the shares of our Class A Common Stock to be offered by the selling stockholders under this prospectus supplement, except that the selling stockholders will pay any underwriting discounts and selling commissions incurred by them in connection with such sales.

DIVIDEND POLICY

We paid quarterly cash dividends of $0.05 per share of our Class A Common Stock on March 20, 2020 to stockholders of record as of March 6. On April 2, 2020, we suspended future quarterly dividends until business conditions warrant reinstatement. The declaration of dividends is subject to approval by our board of directors and its continuing determination that such declaration of dividends is in the best interests of the Company and its stockholders. Future dividends may be adjusted at the discretion of our board of directors based on market conditions and capital availability. We are not required to pay dividends, and our stockholders will not be guaranteed, or have contractual or other rights to receive, dividends.

SELLING STOCKHOLDERS

The table below sets forth certain information known to us with respect to the beneficial ownership of the shares of our Class A Common Stock and Class B common stock, par value $0.01 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), held by the selling stockholders. The percentage of shares beneficially owned is based on 158,990,673 shares of our Class A Common Stock and 20,550,282 shares of Class B Common Stock outstanding as of February 4, 2021.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. As described in “Exchange of Liberty LLC Units and Class B Common Stock” on page 5 of the accompanying base prospectus, under the Second Amended and Restated Limited Liability Company Agreement of Liberty LLC (the “Liberty LLC Agreement”), shares of our Class B Common Stock, together with an equivalent number of units in Liberty LLC (“Liberty LLC Units”), are exchangeable for newly issued shares of our Class A Common Stock on a one-for-one basis.

All information with respect to beneficial ownership has been furnished by selling stockholders.

				Shares of Class A Common Stock offered hereby		Shares of Common Stock beneficially owned after this offering
	Common Stock beneficially owned prior to this offering(1)			Assuming no exercise of the underwriter’s option to purchase additional shares	Assuming full exercise of the underwriter’s option to purchase additional shares	Assuming no exercise of the underwriter’s option to purchase additional shares		Assuming full exercise of the underwriter’s option to purchase additional shares
Name of Beneficial Owner	Number		Percent	Number	Number	Number	Percent	Number	Percent
R/C Energy IV Direct Partnership, L.P.	8,531,053	(2)	4.75%	2,622,158	3,015,481	5,908,895	3.29%	5,515,572	3.07%
R/C IV Liberty Holdings, L.P.	19,773,943	(3)	11.01%	6,077,842	6,989,519	13,696,101	7.63%	12,784,424	7.12%

(1)

Includes any shares of our Class B Common Stock owned by the selling stockholders that, subject to the terms of the Liberty LLC Agreement, are, together with an equivalent number of Liberty LLC Units, exchangeable for shares of our Class A Common Stock on a one-for-one basis.

(2)

Includes 8,531,053 shares of our Class A Common Stock. R/C Energy IV Direct Partnership, L.P. is an investment partnership affiliated with Riverstone/Carlyle Global Energy and Power Fund IV, L.P., or R/C IV. Management and control of R/C Energy IV Direct Partnership, L.P. is with its general partner, Riverstone/Carlyle Energy Partners IV, L.P., which is in turn managed and controlled by its general partner, R/C Energy GP IV, LLC, an affiliate of R/C IV. R/C Energy GP IV, LLC is managed by a management committee consisting of Pierre F. Lapeyre, Jr., David M. Leuschen, E. Bartow Jones, Baran Tekkora, Robert M. Tichio, Daniel A. D’Aniello and Edward J. Mathias. As a result, each of R/C Energy GP IV, LLC and Riverstone/Carlyle Energy Partners IV, L.P. may be deemed to share beneficial ownership of the shares held of record by R/C Energy IV Direct Partnership, L.P. The business address for each of the entities and individuals other than Messrs. D’Aniello and Mathias is c/o Riverstone Holdings, 712 Fifth Avenue, 36th Floor, New York, NY 10019. The business address for each of Messrs. D’Aniello and Mathias is c/o The Carlyle Group, 1001 Pennsylvania Avenue, N.W., Suite 200, Washington, D.C. 20004.

(3)

Includes 2,586,344 shares of our Class A Common Stock and 17,187,599 shares of our Class B Common Stock. R/C IV Liberty Holdings, L.P. is an investment partnership affiliated with R/C IV. Management and control of R/C IV Liberty Holdings, L.P. is with its general partner, Riverstone/Carlyle Energy Partners IV, L.P., which is in turn managed and controlled by its general partner, R/C Energy GP IV, LLC, an affiliate of R/C IV. R/C Energy GP IV, LLC is managed by a management committee consisting of Pierre F. Lapeyre, Jr., David M. Leuschen, E. Bartow Jones, Baran Tekkora, Robert M. Tichio, Daniel A. D’Aniello and Edward J. Mathias. As a result, each of R/C Energy GP IV, LLC and Riverstone/Carlyle Energy Partners

IV, L.P. may be deemed to share beneficial ownership of the shares held of record by R/C IV Liberty Holdings, L.P. The business address for each of the entities and individuals other than Messrs. D’Aniello and Mathias is c/o Riverstone Holdings, 712 Fifth Avenue, 36th Floor, New York, NY 10019. The business address for each of Messrs. D’Aniello and Mathias is c/o The Carlyle Group, 1001 Pennsylvania Avenue, N.W., Suite 200, Washington, D.C. 20004.

For information about our relationships with the selling stockholders, please see the documents incorporated by reference into this prospectus supplement.

UNDERWRITING

Morgan Stanley & Co. LLC is acting as the sole underwriter of this offering. Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, the underwriter has agreed to purchase, and the selling stockholders have agreed to sell to the underwriter, 8,700,000 shares of Class A Common Stock. The selling stockholders have granted the underwriter a 30-day option to purchase up to an additional 1,305,000 shares of Class A Common Stock at the public offering price less the underwriting discounts and commissions.

The underwriter is offering the shares of Class A Common Stock subject to its acceptance of the shares from the selling stockholders and subject to prior sale. The underwriting agreement provides that the obligations of the underwriter to pay for and accept delivery of the shares of Class A Common Stock offered by this prospectus supplement are subject to the approval of certain legal matters by its counsel and to certain other conditions. The underwriter is obligated to take and pay for all of the shares of Class A Common Stock offered by this prospectus supplement if any such shares are taken, other than the shares covered by the option described above unless and until this option is exercised.

The following table summarizes the underwriting discounts and commissions the selling stockholders will pay to the underwriter. The underwriting fee is the difference between the initial price to the public and the amount the underwriter pays to the selling stockholders for the shares of Class A Common Stock. Such amounts are shown assuming both no exercise and full exercise of the underwriter’s option to purchase 1,305,000 additional shares.

	No Exercise	Full Exercise
Per share	$0.21	$0.21
Total	$1,827,000	$2,101,050

The underwriter has advised us that it proposes to offer the shares of Class A Common Stock directly to the public at the public offering price on the cover of this prospectus supplement and to selected dealers at such offering price less a selling concession not in excess of $0.15 per share. After the offering, the underwriter may change the offering price and other selling terms. The offering of the shares of Class A Common Stock by the underwriter is subject to receipt and acceptance and subject to the underwriter’s right to reject any order in whole or in part.

We will pay all expenses related to this offering, other than underwriting discounts and commissions. The expenses of this offering that have been paid or are payable by us are estimated to be approximately $350,000 (excluding underwriting discounts and commissions).

Our Class A Common Stock is listed on the NYSE under the symbol “LBRT.”

We and the selling stockholders have agreed that, without the prior written consent of the underwriter, and subject to specified exceptions, we and the selling stockholders will not, during the period ending 30 days after the date of this prospectus supplement, or the restricted period:

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of Class A Common Stock or any securities convertible into or exercisable or exchangeable for shares of Class A Common Stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of Class A Common Stock;

whether any such transaction described above or in the immediately following sentence is to be settled by delivery of shares of Class A Common Stock or such other securities, in cash or otherwise. In addition, we agree that we will not, during the restricted period, file any registration statement with the SEC relating to the offering of any shares of Class A Common Stock or any securities convertible into or exercisable or exchangeable for shares of Class A Common Stock, and we and the selling stockholders agree that, without the prior written consent of the underwriter, we and the selling stockholders will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any shares of Class A Common Stock or any security convertible into or exercisable or exchangeable for shares of Class A Common Stock.

The lock-up restrictions described in the foregoing do not apply to the selling stockholders with respect to:

•

transactions relating to shares of Class A Common Stock or securities convertible into or exercisable or exchangeable for Class A Common Stock being sold, cancelled or transferred pursuant to the transactions contemplated by the underwriting agreement in connection with this offering;

•	transactions relating to shares of Class A Common Stock or other securities acquired in open market transactions after the completion of this offering;

•

the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of Class A Common Stock, provided that (i) such plan does not provide for the transfer of Class A Common Stock during the restricted period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by or on behalf of the holder or the Company regarding the establishment of such plan, such announcement or filing will include a statement to the effect that no transfer of Class A Common Stock may be made under such plan during the restricted period;

•

transfers to the Company of shares of Class A Common Stock or any security convertible into or exercisable for Class A Common Stock in connection with agreements that provide the Company with a right of first refusal with respect to transfers of such shares or securities;

•

sales of the holder’s securities made pursuant to a trading plan adopted pursuant to Rule 10b5-1 under the Exchange Act prior to the date of the lock-up agreement, provided that any filing under Section 16(a) of the Exchange Act that is made in connection with any such sales during the restricted period will state that such sales have been executed under a trading plan pursuant to Rule 10b5-1 under the Exchange Act will also state the date such trading plan was adopted;

provided that, with respect to the preceding bullets, (i) the restrictions do not apply to the shares of Class A Common Stock issued upon such exercise, conversion or settlement, and (ii) no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of shares of Class A Common Stock, will be required or will be voluntarily made during the restricted period (other than a Form 5 made when required or to the extent any such filing under Section 16(a) of the Exchange Act indicates that such transfer or distribution did not involve a disposition for value).

The lock-up restrictions described in the foregoing do not apply to us with respect to:

•	the sale of shares to the underwriter;

•

the issuance by us of shares of Class A Common Stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus supplement of which the underwriter has been advised in writing; or

•

the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares, provided that (i) such plan does not provide for the transfer of shares of Class A Common Stock during the restricted period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required or voluntarily made regarding the establishment of such plan, such announcement or filing will include a statement to the effect that no transfer of shares of Class A Common Stock may be made under such plan during the restricted period.

The underwriter, in its sole discretion, may release the shares and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice.

In connection with the OneStim Acquisition, Schlumberger agreed to certain restrictions on transfers of the Company’s Common Stock. Pursuant to the underwriting agreement, the Company has agreed that it will not, without written consent of the underwriter, waive such restrictions during the restricted period.

In order to facilitate the offering of the shares, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the shares. Specifically, the underwriter may sell more shares than they are obligated to purchase under the underwriting agreement, creating a naked short position. The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriter may bid for, and purchase, shares in the open market to stabilize the price of the shares. These activities may raise or maintain the market price of the shares above independent market levels or prevent or retard a decline in the market price of the shares. The underwriter is not required to engage in these activities and may end any of these activities at any time.

We and the selling stockholders have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act.

A prospectus supplement in electronic format may be made available on websites maintained by the underwriter, or selling group members, if any, participating in this offering. The underwriter may agree to allocate a number of shares to its online brokerage account holders. Any such Internet distributions will be allocated on the same basis by the underwriter as other allocations.

The underwriter and its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriter and its affiliates have, from time to time, performed, and may in the future perform, various financial advisory, investment banking, commercial banking and other services for us and our affiliates, for which they received or will receive customary fees and expenses.

Furthermore, the underwriter and certain of its affiliates may, from time to time, enter into arms-length transactions with us in the ordinary course of their business. In the ordinary course of their various business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities or instruments of the company. The underwriter and its affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area (each a “Relevant State”), no shares described in this prospectus supplement have been offered or will be offered pursuant to this offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that shares may be offered to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

(a)	to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;

(b)

to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of the underwriter for any such offer; or

(c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares shall require the Company or the underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

Each person in a Relevant State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the Company, the underwriter and the selling stockholders that it is a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation.

In the case of any shares being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed to and with the Company, the underwriter and the selling stockholders that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant State to qualified investors as so defined or in circumstances in which the prior consent of the underwriter has been obtained to each such proposed offer or resale. Neither the Company nor the underwriter have authorized, nor do they authorize, the making of any offer of shares through any financial intermediary, other than offers made by the underwriter which constitute the final placement of shares contemplated in this prospectus supplement.

For the purposes of the provisions in this section of this prospectus supplement, the expression an “offer to the public” in relation to any shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

United Kingdom

In relation to the United Kingdom, no shares have been offered or will be offered, pursuant to this offering, to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares which has been approved by the UK Financial Conduct Authority, except that the shares may be offered to the public in the UK at any time under the following exemptions:

(a)	to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

(b)

to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the underwriter for any such offer; or

(c)	in any other circumstances falling within section 86 of the FSMA,

provided that no such offer of shares shall require us or the underwriter to publish a prospectus pursuant to section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

Each person in the United Kingdom who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the Company, the underwriter and the selling stockholders that it is a “qualified investor” within the meaning of Article 2(e) of the UK Prospectus Regulation.

In the case of any shares being offered to a financial intermediary as that term is used in Article 5(1) of the UK Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed to and with the Company, the underwriter and the selling stockholders that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in the United Kingdom to qualified investors as so defined or in circumstances in which the prior consent of the underwriter has been obtained to each such proposed offer or resale. Neither the Company nor the underwriter have authorized, nor do they authorize, the making of any offer of shares through any financial intermediary, other than offers made by the underwriter which constitute the final placement of shares contemplated in this prospectus supplement.

The underwriter has represented and agreed that:

(a)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

For the purposes of the provisions in this section of this prospectus supplement, the expression an “offer to the public” in relation to shares in the UK means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares; the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018; and the expression “FSMA” means the Financial Services and Markets Act 2000 of the United Kingdom, as amended from time to time.

France

Neither this prospectus supplement nor any other offering material relating to the shares described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the shares has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the shares to the public in France.

Such offers, sales and distributions will be made in France only:

•

to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•

in a transaction that, in accordance with article L.411-2-II-1° -or-2° -or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Switzerland

This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the shares.

The shares may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the shares to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the shares constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement nor any other offering or marketing material relating to the shares may be publicly distributed or otherwise made publicly available in Switzerland.

Canada

The shares may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment hereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended) (the “FIEA”). The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set out herein and has no responsibility for this prospectus supplement. The shares which are the subject of this offering may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial adviser.

In relation to its use in the Dubai International Financial Centre (“DIFC”), this prospectus supplement is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus supplement by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus supplement. Information that we later provide to the SEC, and which is deemed to be “filed” with the SEC, will automatically update information previously filed with the SEC, and may replace information in this prospectus supplement and information previously filed with the SEC. You should not assume that the information contained in the documents incorporated by reference in this prospectus supplement is accurate as of any date other than the respective dates of those documents.

We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, from the date of this prospectus supplement until the termination of each offering under this prospectus (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K):

•	our Annual Report on Form 10-K for the year ended December 31, 2019;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2020, June 30, 2020 and September 30, 2020;

•

our Current Reports on Form 8-K and Form 8-K/A, as applicable, filed with the SEC on March  13, 2020, April  24, 2020, June  3, 2020, September  1, 2020, December  2, 2020, December  4, 2020, January  4, 2021 and February 5, 2021;

•	our Definitive Proxy Statements on Schedule 14A, filed with the SEC on March 10, 2020 and October 29, 2020, as amended or supplemented; and

•

the description of our Class  A Common Stock as set forth in our Registration Statement on Form 8-A (File No. 001-38081), filed with the SEC on May 1, 2017, pursuant to Section 12(b) of the Exchange Act, including any subsequent amendments or reports filed for the purpose of updating such description.

These reports contain important information about us, our financial condition and our results of operations.

These documents can be accessed free of charge on our website at www.libertyfrac.com. Information on our website is not incorporated by reference in this prospectus. You may request a copy of any document incorporated by reference in this prospectus, including the exhibits thereto, at no cost, by writing or telephoning us at the following address or telephone number:

Liberty Oilfield Services Inc.

950 17th Street, Suite 2400

Denver, Colorado 80202

Phone: (303) 515-2851

WHERE YOU CAN FIND MORE INFORMATION

Our Class A common stock is listed on the NYSE under the symbol “LBRT.” Our reports and other information filed with the SEC can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

We also make available free of charge on our website at www.libertyfrac.com all of the documents that we file with the SEC as soon as reasonably practicable after we electronically file those documents with the SEC. Information contained on our website is not incorporated by reference in this prospectus supplement, and you should not consider information contained on our website as part of this prospectus supplement.

This prospectus is part of a registration statement that we have filed with the SEC relating to the securities to be offered. This prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules in accordance with the rules and regulations of the SEC, and we refer you to the omitted information. The statements this prospectus makes pertaining to the content of any contract, agreement or other document that is an exhibit to the registration statement necessarily are summaries of their material provisions and do not describe all exceptions and qualifications contained in those contracts, agreements or documents. You should read those contracts, agreements or documents for information that may be important to you. The registration statement, exhibits and schedules are available at the SEC’s website at www.sec.gov. Our SEC filings are available to the public from commercial document retrieval services and through the SEC’s website at www.sec.gov.

LEGAL MATTERS

The validity of shares of our Class A Common Stock offered in this prospectus supplement will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. Certain legal matters in connection with the offering of our Class A Common Stock made by this prospectus supplement will be passed upon for the selling stockholders by Willkie Farr & Gallagher LLP, New York, New York. The validity of shares of our Class A Common Stock offered in this prospectus supplement will be passed upon for the underwriter by Baker Botts L.L.P., Houston, Texas.

EXPERTS

The consolidated and combined financial statements incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, and the effectiveness of Liberty Oilfield Services Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, which reports (1) express an unqualified opinion on the financial statements and includes an explanatory paragraph referring to the Company’s adoption of a new accounting standard, and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting. Such financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

INDEPENDENT ACCOUNTANTS

The audited combined historical financial statements of the OneStim business of Schlumberger Limited included in Exhibit 99.2 of Liberty Oilfield Services Inc.’s Current Report on Form 8-K/A dated February 5, 2021 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to significant transactions with Schlumberger and its affiliates) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

Liberty Oilfield Services Inc.

CLASS A COMMON STOCK

This prospectus relates to the offer and sale from time to time by us and/or one or more selling stockholders identified in any prospectus supplement of shares of our Class A common stock. We or the selling stockholders may sell none, some or all of the shares of Class A common stock offered by this prospectus from time to time on any exchange on which the shares of Class A common stock are listed on terms to be negotiated with buyers. We or the selling stockholders may also sell the shares of Class A common stock in private sales or through dealers or agents. We or the selling stockholders may sell the shares of Class A common stock at prevailing market prices or at prices negotiated with buyers. See “Plan of Distribution.”

Each time that we or the selling stockholders offer Class A common stock using this prospectus, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement or a free writing prospectus will contain more specific information about the offering, including the terms, price and amount of the Class A common stock. The prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus. This prospectus may not be used to sell Class A common stock unless accompanied by a prospectus supplement describing the method and terms of the offering.

The selling stockholders will be responsible for any commissions due to brokers, dealers or agents for sales they make. We will be responsible for all other offering expenses. We will not receive any of the proceeds from the sale of our Class A common stock by the selling stockholders.

Our Class A common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “LBRT.” On July 5, 2019, the last reported sale price of our shares on the NYSE was $15.82 per share.

Investing in our Class A common stock involves risks. See “Risk Factors” on page 3 of this prospectus, as well as those contained in any accompanying prospectus supplement and the documents incorporated by reference herein or therein, for a discussion of factors you should consider before buying shares of our Class A common stock.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities described herein or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated July 8, 2019

Neither we nor the selling stockholders have authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus and any free writing prospectus we have prepared. We and the selling stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus and any prospectus supplement are not an offer to sell or the solicitation of an offer to buy Class A common stock in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. The information in this prospectus or incorporated by reference in this prospectus is accurate only as of the date of this prospectus, regardless of the time of any sale of the Class A common stock. Our business, financial condition, results of operations and prospects may have changed since the date of this prospectus.

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act, using a “shelf” registration process. Under this shelf registration process, we may sell shares of our Class A common stock from time to time and in one or more offerings and the selling stockholders to be named in a supplement to the prospectus may, from time to time, sell shares of Class A common stock in one or more offerings as described in this prospectus. Each time that we or the selling stockholders offer and sell Class A common stock, we or the selling stockholders will provide a prospectus supplement to this prospectus that contains specific information about the specific terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or free writing prospectus, you should rely on the prospectus supplement or free writing prospectus, as applicable.

This prospectus generally describes Liberty Oilfield Services Inc. and the Class A common stock that we or any selling stockholder may offer. We urge you to carefully read this prospectus, any applicable prospectus supplement and any related free writing prospectus, together with the information incorporated herein by reference as described under the heading “Information Incorporated by Reference,” before buying any of the securities being offered.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.”

Except as otherwise indicated or required by the context, all references in this prospectus to “Liberty Inc.,” the “Company,” “we,” “us” or “our” relate to Liberty Oilfield Services Inc. and its consolidated subsidiaries. References in this prospectus to “selling stockholders” refer to any persons or entities to be identified as selling stockholders in a prospectus supplement or otherwise, as described in “Selling Stockholders.” References in this prospectus to “Liberty LLC” refer to Liberty Oilfield Services New HoldCo LLC. References in this prospectus to “Predecessor” refer to Liberty Oilfield Services LLC and LOS Acquisition Co I LLC on a combined basis.

ABOUT LIBERTY OILFIELD SERVICES INC.

Overview

We are an independent provider of hydraulic fracturing services to onshore oil and natural gas exploration and production companies in North America. We provide our services primarily in the Permian Basin, the Eagle Ford Shale, the Denver-Julesburg Basin, the Williston Basin and the Powder River Basin.

Our principal executive offices are located at 950 17th Street, Suite 2400, Denver, Colorado 80202, and our telephone number at that address is (303) 515-2800. Our website address is www.libertyfrac.com. Information contained on our website does not constitute part of this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. Information that we later provide to the SEC, and which is deemed to be “filed” with the SEC, will automatically update information previously filed with the SEC, and may replace information in this prospectus and information previously filed with the SEC. You should not assume that the information contained in the documents incorporated by reference in this prospectus or any supplement thereto is accurate as of any date other than the respective dates of those documents.

We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), from the date of this prospectus until the termination of each offering under this prospectus (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2018;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019;

•	our Current Report on Form 8-K, filed with the SEC on April 26, 2019;

•	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 11, 2019, as amended or supplemented; and

•

the description of our Class  A common stock as set forth in our registration statement on Form 8-A (File No. 001-38081), filed with the SEC on May 1, 2017, pursuant to Section 12(b) of the Exchange Act, including any subsequent amendments or reports filed for the purpose of updating such description.

These reports contain important information about us, our financial condition and our results of operations.

These documents can be accessed free of charge on our website at www.libertyfrac.com. Information on our website is not incorporated by reference into this prospectus. You may request a copy of any document incorporated by reference in this prospectus, including the exhibits thereto, at no cost, by writing or telephoning us at the following address or telephone number:

Liberty Oilfield Services Inc.

950 17th Street, Suite 2400

Denver, Colorado 80202

(303) 515-2851

WHERE YOU CAN FIND MORE INFORMATION

Our Class A common stock is listed on the NYSE under the symbol “LBRT.” Our reports and other information filed with the SEC can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

We also make available free of charge on our Internet website at www.libertyfrac.com all of the documents that we file with the SEC as soon as reasonably practicable after we electronically file those documents with the SEC. Information contained on our website is not incorporated by reference into this prospectus, and you should not consider information contained on our website as part of this prospectus.

This prospectus is part of a registration statement that we have filed with the SEC relating to the securities to be offered. This prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules in accordance with the rules and regulations of the SEC, and we refer you to the omitted information. The statements this prospectus makes pertaining to the content of any contract, agreement or other document that is an exhibit to the registration statement necessarily are summaries of their material provisions and do not describe all exceptions and qualifications contained in those contracts, agreements or documents. You should read those contracts, agreements or documents for information that may be important to you. The registration statement, exhibits and schedules are available at the SEC’s website at www.sec.gov. Our SEC filings are available to the public from commercial document retrieval services and through the SEC’s website at www.sec.gov.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information in this prospectus includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements, other than statements of historical fact included in or incorporated by reference into this prospectus, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this prospectus and the documents incorporated by reference herein, the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on our current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements described under, but not limited to, the heading “Item 1.A. Risk Factors” in both our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (“Annual Report”) and Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019, which are incorporated by reference in this prospectus. These forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events.

Forward-looking statements may include statements about:

•	our business strategy;

•	our operating cash flows, the availability of capital and our liquidity;

•	our future revenue, income and operating performance;

•	our ability to sustain and improve our utilization, revenue and margins;

•	our ability to maintain acceptable pricing for our services;

•	our future capital expenditures;

•	our ability to finance equipment, working capital and capital expenditures;

•	competition and government regulations;

•	our ability to obtain permits and governmental approvals;

•	pending legal or environmental matters;

•	oil and natural gas prices;

•	acquisitions;

•	general economic conditions;

•	credit markets;

•	our ability to successfully develop our research and technology capabilities and implement technological developments and enhancements;

•	uncertainty regarding our future operating results;

•	return of capital to stockholders; and

•	plans, objectives, expectations and intentions contained in this prospectus that are not historical.

We caution you that these forward-looking statements are subject to risks and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks include, but are not limited to, decline in demand for our services, the cyclical nature and volatility of the oil and natural gas industry, a decline in, or substantial volatility of, crude oil and natural gas commodity prices, environmental risks, regulatory changes, the inability to comply with the financial and other covenants and metrics in our Credit Facilities (as defined in our Annual Report), cash flow and access to capital, the timing of development expenditures and the other risks described under “Item 1.A. Risk Factors” in our Annual Report, which is incorporated by reference herein.

Should one or more of the risks or uncertainties described in this prospectus occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements.

All forward-looking statements, expressed or implied, included in this prospectus are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.

Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this prospectus.

RISK FACTORS

An investment in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves a significant degree of risk. Before you invest in our securities you should carefully consider those risk factors described under, but not limited to, the heading “Risk Factors” in our most recent Annual Report on Form 10-K, any subsequently filed Quarterly Reports on Form 10-Q and any subsequently filed Current Reports on Form 8-K (other than, in each case, information furnished rather than filed), which are incorporated by reference herein, and those risk factors that may be included in any applicable prospectus supplement, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference, in evaluating an investment in our securities. If any of these risks were actually to occur, our business, financial condition or results of operations could be materially adversely affected. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations and financial condition. Please read “Cautionary Note Regarding Forward-Looking Statements.”

USE OF PROCEEDS

Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds from sales of our Class A common stock for general corporate purposes. We will not receive any of the proceeds from the sale of shares of our Class A common stock by the selling stockholders.

EXCHANGE OF LIBERTY LLC UNITS AND CLASS B COMMON STOCK

Under the Amended and Restated Limited Liability Company Agreement of Liberty LLC (the “Liberty LLC Agreement”), each member of Liberty LLC other than Liberty Inc. (the “Liberty Unit Holders”) has, subject to certain limitations, the right (the “Redemption Right”) to cause Liberty LLC to acquire all or a portion of its units in Liberty LLC (“Liberty LLC Units”) for, at Liberty LLC’s election, (i) shares of our Class A common stock at a redemption ratio of one share of Class A common stock for each Liberty LLC Unit redeemed, subject to conversion rate adjustments for stock splits, stock dividends and reclassification and other similar transactions, or (ii) an equivalent amount of cash. Alternatively, upon the exercise of the Redemption Right, Liberty Inc. (instead of Liberty LLC) will have the right (the “Call Right”) to, for administrative convenience, acquire each tendered Liberty LLC Unit directly from the redeeming Liberty Unit Holder for, at Liberty Inc.’s election, (x) one share of Class A common stock, subject to conversion rate adjustments for stock splits, stock dividends and reclassification and other similar transactions, or (y) an equivalent amount of cash. In addition, upon a change of control of Liberty Inc., Liberty Inc. has the right to require each Liberty Unit Holder to exercise its Redemption Right with respect to some or all of such unit holder’s Liberty LLC Units. In connection with any redemption of Liberty LLC Units pursuant to the Redemption Right or our Call Right, the corresponding number of shares of our Class B common stock will be cancelled.

SELLING STOCKHOLDERS

Information about selling stockholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment or in filings we make with the SEC under the Exchange Act that are incorporated by reference.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 400,000,000 shares of Class A common stock, $0.01 par value per share, 400,000,000 shares of Class B common stock, $0.01 par value per share, and 10,000 shares of preferred stock, $0.01 par value per share.

There are 68,962,200 shares of Class A common stock, 43,570,372 shares of Class B common stock and no shares of preferred stock issued and outstanding as of July 5, 2019.

The following summary of the capital stock and amended and restated certificate of incorporation and bylaws of Liberty Inc. does not purport to be complete and is qualified in its entirety by reference to the provisions of applicable law and to our amended and restated certificate of incorporation and bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part.

Class A Common Stock

Voting Rights. Holders of shares of our Class A common stock are entitled to one vote per share held of record on all matters to be voted upon by the stockholders. The holders of Class A common stock do not have cumulative voting rights in the election of directors.

Dividend Rights. Holders of shares of our Class A common stock are entitled to ratably receive dividends when and if declared by our board of directors out of funds legally available for that purpose, subject to any statutory or contractual restrictions on the payment of dividends and to any prior rights and preferences that may be applicable to any outstanding preferred stock.

Liquidation Rights. Upon our liquidation, dissolution, distribution of assets or other winding up, the holders of Class A common stock are entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and the liquidation preference of any of our outstanding shares of preferred stock.

Other Matters. The shares of Class A common stock have no preemptive or conversion rights and are not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to the Class A common stock. All outstanding shares of our Class A common stock are fully paid and non-assessable.

Class B Common Stock

Generally. The Liberty Unit Holders own one share of Class B common stock for each Liberty LLC Unit that they hold. Accordingly, the Liberty Unit Holders have a number of votes in Liberty Inc. equal to the aggregate number of Liberty LLC Units that they hold.

Voting Rights. Holders of shares of our Class B common stock are entitled to one vote per share held of record on all matters to be voted upon by the stockholders. Holders of shares of our Class A common stock and Class B common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except with respect to the amendment of certain provisions of our amended and restated certificate of incorporation that would alter or change the powers, preferences or special rights of the Class B common stock so as to affect them adversely, which amendments must be by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class, or as otherwise required by applicable law.

Dividend and Liquidation Rights. Holders of our Class B common stock do not have any right to receive dividends, unless the dividend consists of shares of our Class B common stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Class B common stock paid proportionally with respect to each outstanding share of our Class B common stock and a dividend consisting of shares of Class A common stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Class A common stock on the same terms is simultaneously paid to the holders of Class A common stock. Holders of our Class B common stock do not have any right to receive a distribution upon a liquidation or winding up of Liberty Inc.

Preferred Stock

Our amended and restated certificate of incorporation authorizes our board of directors, subject to any limitations prescribed by law, without further stockholder approval, to establish and to issue from time to time one or more classes or series of preferred stock, par value $0.01 per share, covering up to an aggregate of 10,000 shares of preferred stock. Each class or series of preferred stock will cover the number of shares and will have the powers, preferences, rights, qualifications, limitations and restrictions determined by the board of directors, which may include, among others, dividend rights, liquidation preferences, voting rights, conversion rights, preemptive rights and redemption rights. Except as provided by law or in a preferred stock designation, the holders of preferred stock will not be entitled to vote at or receive notice of any meeting of stockholders.

Anti-Takeover Effects of Provisions of Our Amended and Restated Certificate of Incorporation, our Amended and Restated Bylaws and Delaware Law

Some provisions of Delaware law, and our amended and restated certificate of incorporation and our amended and restated bylaws described below, contain provisions that could make the following transactions more difficult: acquisitions of us by means of a tender offer, a proxy contest or otherwise; or removal of our incumbent officers and directors. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection and our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Delaware Law

We are not subject to the provisions of Section 203 of the Delaware General Corporation Law (the “DGCL”), regulating corporate takeovers. In general, those provisions prohibit a Delaware corporation, including those whose securities are listed for trading on the NYSE, from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	the transaction is approved by the board of directors before the date the interested stockholder attained that status;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•

on or after such time the business combination is approved by the board of directors and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Amended and Restated Certificate of Incorporation and Bylaws

Provisions of our amended and restated certificate of incorporation and our amended and restated bylaws may delay or discourage transactions involving an actual or potential change in control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our Class A common stock.

Among other things, our amended and restated certificate of incorporation and amended and restated bylaws:

•

establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. Our amended and restated bylaws specify the requirements as to form and content of all stockholders’ notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting;

•

provide our board of directors the ability to authorize undesignated preferred stock. This ability makes it possible for our board of directors to issue, without stockholder approval, preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company;

•

provide that the authorized number of directors may be changed only by resolution of the board of directors, subject to the rights of the holders of any series of our preferred stock to elect directors under specified circumstances;

•

provide that all vacancies, including newly created directorships, may, except as otherwise required by law or, if applicable, the rights of holders of a series of preferred stock, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•

provide that, after we cease to be a controlled company, any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing in lieu of a meeting of such stockholders, subject to the rights of the holders of any series of preferred stock with respect to such series;

•

provide that, after we cease to be a controlled company, our amended and restated certificate of incorporation and amended and restated bylaws may be amended by the affirmative vote of the holders of at least 66 2/3% of our then outstanding Class A common stock;

•	provide that, after we cease to be a controlled company, special meetings of our stockholders may only be called by the board of directors, the chief executive officer or the chairman of the board;

•

provide, after we cease to be a controlled company, for our board of directors to be divided into three classes of directors, with each class as nearly equal in number as possible, serving staggered three year terms, other than directors which may be elected by holders of preferred stock, if any. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors;

•

provide that we renounce any interest in existing and future investments in other entities by, or the business opportunities of, R/C IV Liberty Holdings, L.P. and R/C Energy IV Direct Partnership, L.P. and that they have no obligation to offer us those investments or opportunities; and

•	provide that our amended and restated bylaws can be amended by the board of directors.

Forum Selection

Our amended and restated certificate of incorporation provide that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for:

•	any derivative action or proceeding brought on our behalf;

•	any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders;

•

any action asserting a claim against us or any director or officer or other employee of ours arising pursuant to any provision of the DGCL, our amended and restated certificate of incorporation or our amended and restated bylaws; or

•

any action asserting a claim against us or any director or officer or other employee of ours that is governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

Our amended and restated certificate of incorporation also provide that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of, and to have consented to, this forum selection provision. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against our directors, officers, employees and agents. The enforceability of similar exclusive forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could rule that this provision in our amended and restated certificate of incorporation is inapplicable or unenforceable.

Limitation of Liability and Indemnification Matters

Our amended and restated certificate of incorporation limits the liability of our directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the DGCL. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities:

•	for any breach of their duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payment of dividend or unlawful stock repurchase or redemption, as provided under Section 174 of the DGCL; or

•	for any transaction from which the director derived an improper personal benefit.

Any amendment, repeal or modification of these provisions will be prospective only and would not affect any limitation on liability of a director for acts or omissions that occurred prior to any such amendment, repeal or modification.

Our amended and restated bylaws also provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. Our amended and restated bylaws also permit us to purchase insurance on behalf of any officer, director, employee or other agent for any liability arising out of that person’s actions as our officer, director, employee or agent, regardless of whether Delaware law would permit indemnification. We have also entered into indemnification agreements with each of our current directors and officers and intend to enter into indemnification agreements with any future directors and officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liability that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We believe that the limitation of liability provision that is in our amended and restated certificate of incorporation and the indemnification agreements will facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers.

Registration Rights

In connection with the closing of our IPO, we entered into a registration rights agreement. The agreement contains provisions by which we agreed to register under the federal securities laws the offer and resale of shares of our Class A common stock by the parties to the Registration Rights Agreement. These registration rights are subject to certain conditions and limitations. We are generally be obligated to pay all registration expenses in connection with these registration obligations, regardless of whether a registration statement is filed or becomes effective.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is American Stock Transfer & Trust Company, LLC.

Listing

Our Class A common stock is listed on the NYSE under the symbol “LBRT.”

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase and holding of shares of our Class A common stock by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) or employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA), non-U.S. plans (as described in Section 4(b)(4) of ERISA) or other plans that are not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).

This summary is based on the provisions of ERISA and the Code (and related regulations and administrative and judicial interpretations) as of the date of this prospectus. This summary does not purport to be complete, and no assurance can be given that future legislation, court decisions, regulations, rulings or pronouncements will not significantly modify the requirements summarized below. Any of these changes may be retroactive and may thereby apply to transactions entered into prior to the date of their enactment or release. This discussion is general in nature and is not intended to be all inclusive, nor should it be construed as investment or legal advice.

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of an ERISA Plan or the management or disposition of the assets of an ERISA Plan, or who renders investment advice for a fee or other compensation to an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in our Class A common stock with a portion of the assets of any Plan, a fiduciary should consider the Plan’s particular circumstances and all of the facts and circumstances of the investment and determine whether the purchase and holding of shares of our Class A common stock is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code, or any Similar Law relating to the fiduciary’s duties to the Plan, including, without limitation:

•	whether the investment is prudent under Section 404(a)(1)(B) of ERISA and any other applicable Similar Laws;

•	whether, in making the investment, the ERISA Plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA and any other applicable Similar Laws;

•	whether the investment is permitted under the terms of the applicable documents governing the Plan;

•

whether the purchase or holding of shares of our Class A common stock will constitute a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code (please see the discussion under “—Prohibited Transaction Issues” below); and

•

whether the Plan will be considered to hold, as plan assets, (i) only shares of our Class A common stock or (ii) an undivided interest in our underlying assets (please see the discussion under “—Plan Asset Issues” below).

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The purchase and/or holding of shares of our Class A common stock by an ERISA Plan with respect to which the issuer, the initial purchaser, or a guarantor is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is purchased and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption.

Because of the foregoing, shares of our Class A common stock should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or a similar violation of any applicable Similar Laws.

Plan Asset Issues

Additionally, a fiduciary of a Plan should consider whether the Plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that we would become a fiduciary of the Plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Code and any other applicable Similar Laws.

The Department of Labor (the “DOL”) regulations provide guidance with respect to whether the assets of an entity in which ERISA Plans acquire equity interests would be deemed “plan assets” under some circumstances. Under these regulations, an entity’s assets generally would not be considered to be “plan assets” if, among other things:

(a)     the equity interests acquired by ERISA Plans are “publicly offered securities” (as defined in the DOL regulations)—i.e., the equity interests are part of a class of securities that is widely held by 100 or more investors independent of the issuer and each other, are freely transferable, and are either registered under certain provisions of the federal securities laws or sold to the ERISA Plan as part of a public offering under certain conditions;

(b)     the entity is an “operating company” (as defined in the DOL regulations)—i.e., it is primarily engaged in the production or sale of a product or service, other than the investment of capital, either directly or through a majority-owned subsidiary or subsidiaries; or

(c)     there is no significant investment by “benefit plan investors” (as defined in the DOL regulations)—i.e., immediately after the most recent acquisition by an ERISA Plan of any equity interest in the entity, less than 25% of the total value of each class of equity interest (disregarding certain interests held by persons (other than benefit plan investors) with discretionary authority or control over the assets of the entity or who provide investment advice for a fee (direct or indirect) with respect to such assets, and any affiliates thereof) is held by ERISA Plans, Individual Retirement Accounts and certain other Plans (but not including governmental plans, foreign plans and certain church plans), and entities whose underlying assets are deemed to include plan assets by reason of a Plan’s investment in the entity.

Due to the complexity of these rules and the excise taxes, penalties and liabilities that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing and/or holding shares of our Class A common stock on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of shares of our Class A common stock. Purchasers of shares of our Class A common stock have the exclusive responsibility for ensuring that their purchase and holding of shares of our Class A common stock complies with the fiduciary responsibility rules of ERISA and does not violate the prohibited transaction rules of ERISA, the Code or applicable Similar Laws. The sale of shares of our Class A common stock to a Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plan or that such investment is appropriate for any such Plan.

PLAN OF DISTRIBUTION

We or any of the selling stockholders may sell the offered securities from time to time:

•	through underwriters or dealers;

•	through agents;

•	directly through one or more purchasers; or

•	through a combination of any of these methods of sale.

We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in the applicable prospectus supplement.

LEGAL MATTERS

Unless we state otherwise in the applicable prospectus supplement, the validity of our Class A common stock that may be offered by this prospectus will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. Additional legal matters may be passed upon for us, the selling stockholders or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated and combined financial statements, incorporated in this prospectus by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

8,700,000 Shares

Class A Common Stock

PROSPECTUS SUPPLEMENT

Morgan Stanley

February 8, 2021